Professional Diversity Network Adds New Board Members

CHICAGO, Jan. 22, 2018 – Professional Diversity Network, Inc. (NASDAQ:IPDN), a global developer and operator of online and in-person networks that provide access to networking, training, educational and employment opportunities for diverse individuals, today announced that it has appointed Adam Xin He and Michael D. Belsky to its board of directors.

Mr. Xin He (Adam) has served as Chief Financial Officer of Wanda America Investment Holding Co. since May 2012, and majorly managed two projects – a 99-story landmark building development in downtown Chicago since February 2015, and NYSE traded AMC Entertainment Holdings, Inc. from August 2012 to February 2015, principally involved in the theatrical exhibition business by owning and operating 660 theatres primarily located in the United States. He also served as an independent board director at iFresh Inc. and Energy Focus Inc., both listed on Nasdaq.

From December 2010 to May 2012, he served as Financial Controller of NYSE listed Xinyuan Real Estate Co., a top developer of large scale, high quality residential real estate projects. Previously, Mr. He served as an auditor at Ernst & Young, LLP in New York, and held various roles at Chinatex Corporation and an architecture company. He is a member of the Financial Executives International and vice chair of the China General Chamber of Commerce Chicago. Mr. He obtained a Master of Science in Taxation from Central University of Finance and Economics in Beijing, and a Master of Science in Accounting from Seton Hall University in New Jersey. He is a Certified Public Accountant, both in China and in US.

Michael D. Belsky is the Executive Director of the Center for Municipal Finance at Harris and teaches a course on the fundamentals of municipal bonds as part of the Municipal Finance Certificate Program. Mr. Belsky was previously the Managing Director for Fixed Income at Greenwich Investment Management a firm specializing in High Yield Municipal Bonds. Prior to joining the firm he worked in the municipal finance industry for over 30 years. From 2009 to 2011 he developed a credit review process for Chicago-based C.W. Henderson and Associates, a $3 billion municipal bond investment advisory firm.

Mr. Belsky spent most of his career as Group Managing Director of the Public Finance Group at Fitch Ratings. He worked at the rating agency from 1993 to 2008 and was named top rating agency executive in public finance by institutional investors three years in a row (Smith’s Research and Ratings Review Municipal All Star Team, 2005–07).

Mr. Belsky also served two terms as a member of the City Council in Highland Park, Illinois (1995–2003), and two terms as mayor (2003–11). Under his leadership the city received national recognition in the areas of environmental sustainability, budgeting, financial reporting, affordable housing and local health initiatives. The city maintained a triple-A rating by Moody’s Investors Service throughout his tenure.

From 2008 to 2011 Mr. Belsky was a member of the Governmental Accounting Standards Board, a national body that sets accounting and financial reporting standards for state and local governments. Mr. Belsky received a BA in urban studies from Lake Forest College and an MA in public policy from the University of Chicago.

Jim Kirsch Co-Executive Chairman of the Board stated, “We are honored to have the benefit of the extensive business experience and wisdom of both Mr. Belsky and Mr. He. Both are exceedingly strong in finance and business operations and importantly, they reside in Chicago giving us in person access. We are already experiencing value from their advice and counsel and look forward to their future contributions.”

About Professional Diversity Network

Professional Diversity Network, Inc. is a global developer and operator of online and in-person networks that provide access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States and China and Noble Voice, a career-placement and career-counseling call center. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients the means to identify and acquire diverse talent and assist them in complying with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans and LGBT and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should” and “would,” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

CONTACT: Professional Diversity Network, Inc.

Jason Assad – Investor Relations

Jassad@prodivnet.com

678-570-6791

Jim Kirsch – Co-Executive Chairman

jkirsch@prodivnet.com

312-614-9021